Exhibit 10.34

ZUMIEZ INC

2023 EMPLOYEE STOCK PURCHASE PLAN

1. PURPOSE AND EFFECTIVE DATE

The purpose of the Zumiez Inc. 2023 Employee Stock Purchase Plan (the “Plan”) is to provide employees of Zumiez Inc., a Washington corporation (the “Company”), and certain of its subsidiaries described in Section 4 (individually a “Participating Employer” and collectively the “Participating Employers”) with a strong incentive for individual creativity and contribution to ensure the future growth of the Participating Employers by enabling such employees to acquire shares of common stock of the Company (the “Stock”), in the manner contemplated by the Plan. Rights to purchase Stock offered pursuant to the Plan are a matter of separate inducement and not in lieu of any salary or other compensation for the services of any employee. The Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (including all valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder) (the “Code”), and shall be interpreted accordingly. The Plan shall become effective as determined by the Board of Directors of the Company (the “Board”), but no rights to purchase shares shall be exercised unless and until the Plan has been approved by the shareholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

2. AMOUNT OF STOCK SUBJECT TO THE PLAN; PAYMENT FOR SHARES

Subject to adjustment as provided herein, the total number of shares of Stock that may be issued pursuant to rights of purchase granted under the Plan shall not exceed 580,000 shares of authorized Stock. Such shares may be authorized but unissued shares. If a right of purchase under the Plan expires or is terminated unexercised for any reason, the shares as to which such right so expired or terminated again may be made subject to a right of purchase under the Plan.

3. ADMINISTRATION

(a) General. The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board or, in the absence of a Compensation Committee or in the event the Compensation Committee is not properly constituted, by the Board itself (in which case, references herein to the “Committee” include the Board). The Committee shall administer the Plan all as provided herein. The Committee shall hold meetings at such times and places as each may determine and may take action by unanimous written consent or by means of a meeting held by conference telephone call or similar communications equipment pursuant to which all persons participating in the meeting can hear each other. The Committee may request advice or assistance or employ such other persons as each deems necessary for proper administration of the Plan.

(b) Delegation. To the extent necessary or appropriate, the Committee may delegate any of its duties or responsibilities as they pertain to a Participating Employer to such Participating Employer. The Committee or any Participating Employer with the consent of the Committee may appoint or engage any person or persons as a third party administrator to perform ministerial functions pertaining to the issuance, accounting, recordkeeping, forfeiture, exercise, communication, transfer, or any other functions or activities necessary or appropriate to administer and operate the Plan (the “plan administrator”).

(c) Other. Subject to the express provisions of the Plan and the requirements of applicable law, the Committee shall have authority, in its discretion, to determine when each offering hereunder of rights to purchase shares (hereinafter “offering”) shall be made, the duration of each offering, the dates on which the purchase period for each offering shall begin and end, the total number of shares subject to each offering, the purchase price of shares subject to each offering and the exclusion of any employees pursuant to Section 4. Subject to the express provisions of the Plan, the Committee has authority (a) to construe offerings, the Plan and the respective rights to purchase shares, (b) to prescribe, amend and rescind rules and regulations relating to the Plan and (c) to make all other determinations necessary or advisable for administering the Plan. The determination of the Committee with respect to matters referred to in this Section 3 as within its province shall be final, binding, and conclusive on all persons.

4. ELIGIBILITY

No right to purchase shares shall be granted hereunder to a person who is not an employee of the Company or a subsidiary corporation, now existing or hereafter formed or acquired. As used in the Plan, the terms “parent corporation” and “subsidiary corporation” shall have the meanings respectively given to such terms in Sections 424(e) and 424(f) of the Code (i.e., generally, corporations that, in an unbroken chain of corporations including the Company, are at least 50%-related to the Company based on total combined voting power). Each offering shall be made to all “eligible employees” of the Company and to all eligible employees of any of its subsidiary corporations to which participation in the Plan is extended by the Committee or its delegate from time to time in its discretion. Unless otherwise determined by the Committee, the following classes of employees shall be excluded from participation in an offering under the Plan: (i) employees whose customary employment is 20 hours or less per week; (ii) employees whose customary employment is for not more than 5 months in any calendar year; and (iii) employees who have been employed less than 5 consecutive months prior to the Offering Date. In addition, the following groups of employees shall be excluded from participation in an offering: (i) employees who are citizens or residents of a foreign jurisdiction if the grant of a right to purchase shares under the Plan or offering under the Plan is prohibited under the laws of such jurisdiction or if compliance with the laws of such foreign jurisdiction would cause the Plan or offering to violate the requirements of Section 424 of the Code; and (ii) any employee who, immediately after the grant of a right to purchase stock pursuant to an offering, owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary or parent corporation of the Company (in determining stock ownership of an individual, the rules of Section 424(d) of the Code shall be applied; shares that the employee may purchase under outstanding rights of purchase and options shall be treated as stock owned by him; and the Committee may rely on representations of fact made to it by the employee and believed by them to be true).

5. OFFERINGS

(a) Offering Period. The Committee may make grants to all eligible employees of the Participating Employers of rights to purchase shares under the terms hereinafter set forth. Unless otherwise provided by the express provisions of the Plan, the terms and conditions of each offering shall state its effective date (the “Offering Date”), shall define the duration of such offering and the purchase period thereunder (the last trading day of which is referred to herein as the “Purchase Date”), shall specify the number of shares that may be purchased thereunder, shall specify the purchase price for such shares and shall specify if any employees are excluded pursuant to Section 4. During the purchase period specified in the terms of an offering, payroll deductions shall be made from such employee’s Eligible Compensation pursuant to Sections 6, 7 and 8. Any stated purchase period shall end no later than 27 months from the effective date of any offering hereunder.

(b) Eligible Compensation. The measure of an employee’s participation in an offering shall be such employee’s Eligible Compensation. For purposes of the Plan, “Eligible Compensation” means and refers to an eligible employee’s cash compensation paid through a Participating Employer’s payroll system for personal services actually rendered in the course of employment. “Eligible Compensation” shall be limited to amounts received by the eligible employee during the period he or she is participating in the Plan and includes salary, wages and other incentive payments, amounts contributed by the eligible employee to any benefit plan maintained by a Participating Employer (including any 401(k) plan, 125 plan, or any other deferred compensation plan), overtime pay, commissions, draws against commissions, shift premiums, sick pay, vacation pay, and holiday pay, except to the extent that the exclusion of any such item (or a sub-set of any such item) is specifically directed by the Committee for all eligible employees. “Eligible Compensation” does not include any remuneration paid in a form other than cash, fringe benefits (including car allowances and relocation payments), employee discounts, expense reimbursement or allowances, long-term disability payments, workmen’s compensation payments, welfare benefits, and any contributions that a Participating Employer makes to any benefit plan (including any 401(k) plan or any other welfare or retirement plan).

6. PARTICIPATION

An eligible employee may participate in an offering by enrolling (or, if the eligible employee previously discontinued participation in the Plan pursuant to Section 8, by re-enrolling) through the internet website of the plan administrator, or by otherwise completing an electronic enrollment form, prior to the Offering Date or, if the website or electronic enrollment form is unavailable, by completing a payroll deduction authorization form and forwarding it to the plan administrator during the enrollment period prior to the Offering Date. The employee must authorize a regular payroll deduction from the employee’s Eligible Compensation. An employee shall be considered a “Participant” in the Plan as of the Offering Date immediately following his or her enrollment or re-enrollment in the manner specified above and shall continue as a Participant during such offering until the earlier to occur of (i) the first date of the payroll period immediately following the date on which the Participant properly registers a discontinuance to the payroll deduction authorization information then on file with the Committee, the Participating Employer or plan administrator, or as soon as administratively practicable after the first day of such payroll period, or (ii) the date on which the Participant is no longer an eligible employee. Except as the Committee may otherwise determine, an employee shall not automatically continue as a Participant in any subsequent offering unless the employee expressly re-enrolls for such offering prior to the applicable Offering Date.

7. DEDUCTIONS OR PAYMENTS

The Committee, or its designee, shall maintain a payroll deduction account for each Participant. With respect to any offering made under the Plan, a Participant may authorize a payroll deduction of any whole percentage up to a maximum of 15% of the Participant’s Eligible Compensation he/she receives during the purchase period specified in an offering. Interest shall not be accrued, payable or credited under this Plan on any amount in the payroll deduction or other Plan account.

8. DEDUCTION OR PAYMENT CHANGES

A Participant may change or discontinue payroll deductions through the plan administrator’s website or by otherwise completing an electronic election change form or, if the website is unavailable, by completing a new payroll deduction authorization form and forwarding it to the plan administrator. Any change shall become effective on the first Offering Date after the Participant properly registers the change of the payroll deduction authorization information then on file with the plan administrator, while any discontinuance shall become effective on the first day of the payroll period immediately following the date on which the Participant properly registers the discontinuance of such information, or as soon as administratively practicable after the first day of such payroll period. The Committee may establish limits on the number of times a Participant may be entitled to change or discontinue payroll deductions. Unless otherwise permitted by a third party plan administrator’s procedures, if a Participant discontinues payroll deductions for an offering under the Plan, the Participant shall be deemed to have withdrawn from the offering pursuant to Section 9 below.

9. WITHDRAWAL OF FUNDS

A Participant may at any time and for any reason withdraw the entire cash balance then accumulated in such Participant’s payroll deduction account and thereby withdraw from participating in an offering. Upon withdrawal of the cash balance in a payroll deduction or other account, such Participant shall cease to be eligible to participate in the offering pursuant to which the withdrawn funds were withheld or received. Partial withdrawals shall not be permitted. Any cash balance withdrawn in accordance with this Section 9 may not be transferred to any payroll deduction or other account maintained for the employee pursuant to another offering, whether under the Plan or under another such plan.

10. RIGHT OF PURCHASE — OPTION FOR A MAXIMUM NUMBER OF SHARES

The right of a Participant to purchase stock pursuant to an offering under the Plan shall be an “option” (and an offering shall be the “grant” of such option, with the Offering Date being the “grant date” of the option) to purchase no more than 5,000 shares (or such lower amount as otherwise provided under the Plan) during a purchase period.

11. MAXIMUM ALLOTMENT OF RIGHTS OF PURCHASE

Any right to purchase shares under the Plan shall be subject to the limitations of Section 423(b)(8) of the Code (generally limiting accrual of the right of any employee to purchase shares under all employee stock purchase plans of the Company and any subsidiary or parent corporation, qualified under Section 423 of the Code, to an annual rate of $25,000 in fair market value on the Offering Date).

12. PURCHASE PRICE

The purchase price for each share under each right of purchase granted pursuant to an offering shall be as established by the Committee and communicated in the offering consistent with the requirements of Section 423 of the Code, and shall not be less than an amount equal to the lower of (i) eighty-five percent (85%) of the Fair Market Value of the Stock on the Offering Date or (ii) eighty-five percent (85%) of the Fair Market Value of the Stock on the Purchase Date. For purposes of the Plan, “Fair Market Value” of a share of Stock as of a particular date means (1) if the Stock is listed on a national securities exchange, the closing or last price of the Stock on the composite tape or other comparable reporting system for the applicable date, or if the applicable date is not a trading day, the trading day immediately preceding the applicable date, or (2) if the shares of Stock are not then listed on a national securities exchange, or the value of such shares is not otherwise determinable, such value as deter-mined by the Board in good faith in its sole discretion.

13. METHOD OF PAYMENT

As of each Purchase Date, the payroll deduction account of each Participant for an offering period shall be totaled. On such Purchase Date such Participant shall purchase without any further action, the maximum number of whole shares of Stock (subject to the limitations provided in Sections 10 and 11) possible at a per share purchase price equal to the amount determined under Section 12, together with any fees or charges associated with such purchase, except as otherwise prohibited by law, that can be purchased with the funds in such Participant’s payroll deduction account. The Participant’s payroll deduction or other account shall be charged for the amount of the purchase and shares shall be issued for the benefit of the Participant as soon thereafter as practicable for the shares so purchased, which shares may be issued in nominee name. Except as otherwise prohibited by law, all funds in payroll deduction accounts may be used by the Company for its general corporate purposes as the Board shall determine. Any amount that remains in a Participant’s payroll deduction account after a purchase (i.e., if not sufficient to purchase an additional whole share) shall be carried over for future purchases; however, any funds that remain in a Participant’s payroll deduction account after applying the limitations of Sections 10 and 11 shall be returned to the Participant.

14. RIGHTS AS A SHAREHOLDER

Stock purchased under the Plan may be issued in either certificate or book entry form as determined by the Committee. A Participant shall have no rights as a shareholder with respect to any shares covered by a right of purchase until such Stock is issued to the benefit of such Participant, which Stock may be issued in nominee name. No adjustment will be made for dividends (ordinary or extraordinary, whether in cash or in other property) or distributions or other rights for which the record date is prior to the date such Stock is issued, except as provided in Section 16.

15. RIGHTS NOT TRANSFERABLE

Rights to purchase shares under the Plan are not transferable by a Participant and may be exercised only by such Participant during such Participant’s lifetime otherwise than by will or laws of descent and distribution.

16. ADJUSTMENT OF SHARES

If any change is made in the number, class or rights of shares subject to the Plan or subject to any offering under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, split-up, combination of shares, exchange of shares, issuance of rights to subscribe or other change in capital structure), appropriate adjustments shall be made as to the maximum number of shares subject to the Plan and the number of shares and price per share subject to outstanding rights of purchase as shall be equitable to prevent dilution or enlargement of such rights; provided, however, that any such adjustment shall comply with the rules of Section 424(a) of the Code if the transaction is one described in said Section 424(a); provided, further that in no event shall any adjustment be made that would render any offering other than an offering pursuant to an employee stock purchase plan within the meaning of Section 423 of the Code.

17. RETIREMENT, TERMINATION AND DEATH

In the event of a Participant’s retirement or termination of employment, the amount in the Participant’s payroll deduction or other Plan account shall be refunded to such Participant and the shares of Stock held for such Participant’s benefit by the Plan shall upon request be issued to such Participant, and in the event of such Participant’s death, such amount and Stock shall be paid and issued to such Participant’s estate or as otherwise provided under applicable law.

18. AMENDMENT OF THE PLAN

This Plan may be amended at any time by the Committee, subject to the approval of the shareholders of the Company to the extent required by Section 423 of the Code, applicable law, or stock exchange listing standards.

19. TERMINATION OF THE PLAN

The Plan and all rights of employees hereunder shall terminate: (i) on the Purchase Date that participating employees become entitled to purchase a number of shares greater than the number of shares that remain available for purchase under the Plan; or (ii) in the discretion of the Committee, upon the completion of any purchase period. In the event that the Plan terminates under circumstances described in (i) above, shares remaining available for purchase under the Plan as of the termination date shall be issued to Participants on a pro rata basis. Any cash balances remaining in Participants’ payroll deduction and other Plan accounts upon termination of the Plan shall be refunded as soon thereafter as practicable. The powers of the Committee provided by Section 3 to construe and administer any right to purchase shares granted prior to the termination of the Plan shall nevertheless continue after such termination.

20. LISTING OF SHARES AND RELATED MATTERS

If at any time the Committee shall determine, based on opinion of counsel, that the listing, registration or qualification of the shares covered by the Plan upon any national securities exchange or under any state or Federal or foreign law or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the sale or purchase of shares under the Plan, no shares will be sold, issued or delivered unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to counsel.

21. THIRD PARTY BENEFICIARIES

None of the provisions of the Plan shall be for the benefit of or enforceable by any creditor of a Participant. A Participant may not create a lien on any portion of the cash balance accumulated in such Participant’s payroll deduction or other Plan account or on any shares covered by a right to purchase before a stock certificate for such shares is issued for such Participant’s benefit.

22. GENERAL PROVISIONS

The Plan shall neither impose any obligation on the Company or on any subsidiary corporation to continue the employment of any Participant or eligible employee, nor impose any obligation on any Participant to remain in the employ of the Company or of any subsidiary corporation. For purposes of the Plan, an employment relationship shall be deemed to exist between an individual and a corporation if, at the time of the determination, the individual was an “employee” of such corporation within the meaning of Section 423(a)(2) of the Code and the regulations and rulings interpreting such Section. For purposes of the Plan, the transfer of an employee from employment with the Company to employment with a subsidiary of the Company, or vice versa, shall not be deemed a termination of employment of the employee. Subject to the specific terms of the Plan, all employees granted rights to purchase shares hereunder shall have the same rights and privileges.

23. GOVERNING LAW

Except where jurisdiction is exclusive to the federal courts or except as governed by federal law, the Plan and rights to purchase shares that may be granted hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Washington.

Adopted by the Compensation Committee of the Board of Directors on March 7, 2023 and the full Board of

Directors on March 8, 2023

Approved by Shareholders on May 31, 2023